EXHIBIT 3.3

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                CYBER-CARE, INC.
                         ------------------------------

                          PURSUANT TO PROVISIONS OF THE
                        FLORIDA BUSINESS CORPORATION ACT
                         ------------------------------

      CYBER-CARE, INC. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the applicable section(s) of the Florida Business Corporation Act, the Shareholders approved the following resolutions of the Board of Directors on August 26, 1999:

      WHEREAS, the Company's Articles of Incorporation currently authorize the Company to issue up to 100,000,000 shares of $.0025 par value per share common stock ("Common Stock") and 20,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"); and

      WHEREAS, the Board of Directors deems it to be in the best interests of the Company to increase the number of authorized shares of capital stock to 220,000,000 shares, consisting of 200,000,000 shares of Common Stock, $.0025 par value per share, and 20,000,000 shares of Preferred Stock, $1.00 par value per share.

      IT IS, THEREFORE,

      RESOLVED, that Article III of the Articles is deleted in its entirety and in its place the following Article III is hereby adopted and incorporated into the Articles:

      The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock, $.0025 par value per share, and 20,000,000 shares of Preferred Stock, $1.00 par value per share.

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      RESOLVED, except as set forth herein the Articles of Incorporation of
Cyber-Care, Inc. remain unchanged.

NOW THEREFORE

      The foregoing was authorized by the Shareholders by majority approval on August 26, 1999 and that the number of votes cast by the shareholders was sufficient for approval.

                                                CYBER-CARE, INC.

                                                By: /s/ PAUL C. PERSHES
                                                        Paul C. Pershes,
                                                        Director/ President

STATE OF FLORIDA        )
                        )
COUNTY OF PALM BEACH    )

      On this 16th day of September, 1999, before me, a Notary Public in and for the State and County aforesaid, personally appeared, Paul C. Pershes, who either is known to me personally or who supplied______________________ as identification, acknowledged to the fact that he is a Director and President of CYBER-CARE, INC., and that he executed as said officer and director the foregoing Articles of Amendment of said Corporation as his act and deed and as the act and deed of said Corporation.

WITNESS my hand and seal of office on the date and year first aforesaid.

                                    R. WILLIAMS
                                    ------------------------------------
                                    NOTARY PUBLIC

                                    Notary Public Commission expires:
                                    [notarial seal]